Exhibit 16.1
August 16, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Windstream Corporation’s Form 8-K dated August 14, 2006, and have the following comments:
1. We agree with the statements made in the third, fifth, sixth, seventh, eighth and ninth sentences of Item 4.01.
2. We have no basis on which to agree or disagree with the statements made in the first, second, fourth, tenth, eleventh or twelfth sentences of Item 4.01.
Yours truly,
/s/ Deloitte & Touche LLP